Exhibit 99.1

Vital Farms Reports Second Quarter 2020 Financial Results

Net Revenue Increased to $59.3 Million, up 84% Year-Over-Year

Gross Profit of $22.7 Million, Gross Margin up over 400 Basis Points Year-Over-Year

Net Income of $5.9 Million, Compared to $2.8 Million Last Year

Adjusted EBITDA of $9.3 Million, Compared to $4.4 Million Last Year

AUSTIN, TX – September 10, 2020 – Vital Farms (Nasdaq: VITL), a Certified B Corporation that offers a range of ethically produced pasture-raised foods nationwide, today reported financial results for its second quarter ended June 28, 2020.

Russell Diez-Canseco, President and Chief Executive Officer of Vital Farms, commented, “We are pleased to report strong second quarter results following our successful IPO, driven in part by increased at-home consumption due to COVID-19.  Our ability to keep grocery shelves stocked and consumers fed during this extraordinary time is due to the commitment of the many frontline workers across our supply chain, including our crewmembers, farmers, vendors and retail partners. We thank all of these essential workers for what they do each day to bring food to households across the country.”

Mr. Diez-Canseco continued, “Going forward, we will continue to execute our growth strategy while remaining true to our culture and values, both of which are rooted in a commitment to Conscious Capitalism and our belief that a company can only be sustainable for the long haul if it’s sustainable for all of its stakeholders – customers and consumers, employees, suppliers, communities and the environment, and stockholders.”

Successful Initial Public Offering

Subsequent to the quarter end, on August 4, 2020, the Company completed its initial public offering (“IPO”), in which it issued and sold 5,040,323 shares of common stock and certain of its stockholders offered and sold 5,659,250 shares of its common stock at a public offering price of $22.00 per share for net proceeds to the Company of approximately $99.5 million, after deducting underwriting discounts, commissions and estimated offering expenses. The Company did not receive any proceeds from the sale of shares by the selling stockholders. The Company continues to expect to use the net proceeds from the IPO for general corporate purposes, including working capital, operating expenses and capital expenditures, including to further fund the completion of an expansion of its shell egg processing facility, Egg Central Station. On September 4, 2020, subsequent to the IPO, there were 39,432,161 shares of common stock outstanding.

For the Three Months Ended June 28, 2020

Net revenue increased 84% to $59.3 million in the second quarter of 2020 compared to $32.3 million in the second quarter of 2019. Growth in net revenue in the second quarter of 2020 was driven primarily by volume increases to our distributors, including as a result of the stay-at-home trends associated with COVID-19, whereby customers increased their purchases of eggs and butter, and a higher turnover rate of sales to our retail customers. The increase was partially offset by sales incentives offered to customers in connection with egg and butter sales.

Gross profit was $22.7 million, or 38.3% of net revenue, in the second quarter of 2020, compared to $11.0 million, or 34.1% of net revenue, in the prior year period. The increases were primarily due to higher net sales, with a portion of the increase in gross margin also attributable to lower costs associated with warehousing and transportation of inventory.

Income from operations in the second quarter of 2020 was $9.1 million compared to $3.9 million in the second quarter of the prior year.

Net income was $5.9 million in the second quarter of 2020 compared to $2.8 million in the prior year period.

Net income per diluted share increased 100.0% to $0.16 compared to $0.08 per diluted share in the prior year quarter.

Adjusted EBITDA, was $9.3 million in the second quarter of 2020 compared to $4.4 million in the second quarter of 2019, primarily driven by expanded gross margin as well as leverage over fixed operating costs. Adjusted EBITDA is a non-GAAP financial measure defined under “Non-GAAP Financial Measures,” and is reconciled to net income, its closest comparable GAAP measure, at the end of this release.

Jason Dale, Chief Financial Officer and Chief Operating Officer commented, “We are pleased with our net revenue growth, gross margin expansion and the improvement we have achieved in Adjusted EBITDA, which gives us confidence in our ability to continue delivering growth and profitability as we scale small family farm food to a national audience.”

Balance Sheet and Cash Flow Highlights

The Company’s cash and cash equivalents were $17.1 million as of June 28, 2020 and total outstanding debt was $9.8 million. Cash and cash equivalents as of June 28, 2020 does not include the net proceeds from the Company’s IPO, nor does it reflect the Company’s payment in full of $1.9 million in outstanding borrowings under the Company’s equipment loan with PNC Bank, which were both completed after the end of the quarter. Net cash provided by operating activities was $17.7 million in the quarter ended June 28, 2020, compared to $2.0 million during the prior year period.

Capital expenditures totaled $5.4 million for the 26-weeks ended June 28, 2020 compared to $1.5 million in the prior year period.

Update on COVID-19 and Fiscal 2020 Outlook

The Company’s guidance continues to assume that there are no additional, significant disruptions to the supply chain, its customers or consumers, including any issues from adverse macroeconomic factors. In addition, the Company’s guidance reflects the expectation that in the back half of the year, the Company will continue to see elevated demand due to the stay-at-home trends associated with COVID-19, and will continue to allocate demand against the available shell egg supply. Given the uncertainty regarding the ultimate duration, magnitude and effects of the COVID-19 pandemic, we do not have certainty that these trends will continue.

•	For the full year 2020, management expects net revenue between $205 to $210 million, an increase of greater than 45% compared to 2019.
•	Adjusted EBITDA is anticipated to be in the range of $14 to $16 million.

The Company cannot provide a reconciliation between its forecasted Adjusted EBITDA and net revenue metrics without unreasonable effort due to the unavailability of reliable estimates for certain items. These items are not within the Company’s control and may vary greatly between periods and could significantly impact future financial results.

Conference Call and Webcast Details

The Company will host a conference call and webcast at 4:30 p.m. ET today to discuss the results. The live conference call can be accessed by dialing (833) 519-1345 from the U.S. or (914) 800-3907 internationally and using access code 9678986. Alternatively, participants may access the live webcast on the Vital Farms Investor Relations website at https://investors.vitalfarms.com under “Events.” The webcast will be archived for 30 days.

About Vital Farms

Vital Farms, a Certified B Corporation, offers a range of ethically produced pasture-raised foods nationwide. Started on a single farm in Austin, Texas, in 2007, Vital Farms is the leading U.S. brand of pasture-raised eggs and butter by retail dollar sales. Vital Farms' ethics are exemplified by its focus on the humane treatment of farm animals and sustainable farming practices. In addition, as a Delaware Public Benefit Corporation, Vital Farms also prioritizes the long-term benefits of each of its stakeholders, including farmers and suppliers, customers and consumers, communities and the environment, and crew members and stockholders. Vital Farms' pasture-raised products, including shell eggs, butter, hard-boiled eggs, ghee, Egg Bites and liquid whole eggs, are sold in approximately 14,000 stores nationwide.

Forward-Looking Statements

This press release and the earnings call referencing this press release contain “forward-looking” statements, as that term is defined under the federal securities laws, including but not limited to statements regarding Vital Farms’ future financial performance, including our outlook for fiscal year 2020. These forward-looking statements are based on Vital Farms’ current assumptions, expectations and beliefs and are subject to substantial risks, uncertainties, assumptions and changes in circumstances that may cause Vital Farms’ actual results, performance or achievements to differ materially from those expressed or implied in any forward-looking statement.

The risks and uncertainties referred to above include, but are not limited to: (1) the effects of the current COVID-19 pandemic, or of other global outbreaks of pandemics or contagious diseases or fear of such outbreaks, including on our supply chain, the demand for our products, and on overall economic conditions and consumer confidence and spending levels; (2) our expectations regarding our revenue, expenses and other operating results; (3) our ability to acquire new customers and successfully retain existing customers; (4) our ability to attract and retain our suppliers, distributors and co-manufacturers; (5) our ability to sustain or increase our profitability; (6) our ability to procure sufficient high quality eggs, butter and other raw materials; (7) real or perceived quality with our products or other issues that adversely affect our brand and reputation; (8) changes in the tastes and preferences of our consumers; (9) the financial condition of, and our relationships with, our suppliers, co-manufacturers, distributors, retailers and foodservice customers, as well as the health of the foodservice industry generally; (10) real or perceived quality or health issues with our products or other issues that adversely affect our brand and reputation; (11) the ability of our suppliers and co-manufacturers to comply with food safety, environmental or other laws or regulations; (12) future investments in our business, our anticipated capital expenditures and our estimates regarding our capital requirements; (13) the costs and success of our marketing efforts, and our ability to promote our brand; (14) our reliance on key personnel and our ability to identify, recruit and retain skilled personnel; (15) our ability to effectively manage our growth; (16) our focus on a specific public benefit purpose and producing a positive effect for society may negatively influence our financial performance; (17) our ability to compete effectively with existing competitors and new market entrants; (18) the impact of adverse economic conditions; (19) the sufficiency of our cash to meet our liquidity needs and service our indebtedness; (20) seasonality; and (21) the growth rates of the markets in which we compete.

These risks and uncertainties are more fully described in our filings with the Securities and Exchange Commission, including in the section entitled “Risk Factors” in our quarterly report on Form 10-Q for the fiscal quarter ended June 28, 2020 and other filings and reports that we may file from time to time with the SEC. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, we cannot guarantee future results, levels of activity, performance, achievements, or events and circumstances reflected in the forward-looking statements will occur. Forward-looking statements represent our beliefs and assumptions only as of the date of this press release. We disclaim any obligation to update forward-looking statements except as required by law.

Contacts:

Media:

Nisha Devarajan

Nisha.Devarajan@vitalfarms.com

Investors:

Ashley DeSimone

Ashley.DeSimone@icrinc.com

VITAL FARMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share data)

(Unaudited)

	13-Weeks Ended		26-Weeks Ended
	June 28, 2020	June 30, 2019	June 28, 2020	June 30, 2019
Net revenue	$59,341	$32,285	$106,920	$65,230
Cost of goods sold	36,643	21,285	68,367	42,724
Gross profit	22,698	11,000	38,553	22,506
Operating expenses:
Selling, general and administrative	9,970	4,758	19,648	9,922
Shipping and distribution	3,666	2,333	6,940	4,412
Total operating expenses	13,636	7,091	26,588	14,334
Income from operations	9,062	3,909	11,965	8,172
Other (expense) income, net:
Interest expense	(97)	(79)	(255)	(165)
Other (expense) income, net	(181)	53	(161)	1,322
Total other (expense) income, net	(278)	(26)	(416)	1,157
Net income before income taxes	8,784	3,883	11,549	9,329
Provision for income taxes	2,848	1,095	3,679	2,516
Net income	5,936	2,788	7,870	6,813
Less: Net (loss) income attributable to noncontrolling interests	(28)	(11)	(39)	956
Net income attributable to Vital Farms, Inc. common stockholders	$5,964	$2,799	$7,909	$5,857
Net income per share attributable to Vital Farms, Inc. stockholders:
Basic:	$0.23	$0.11	$0.30	$0.23
Diluted:	$0.16	$0.08	$0.21	$0.17
Weighted average common shares outstanding:
Basic:	26,007,459	26,440,796	25,974,873	25,426,563
Diluted:	37,896,742	36,241,488	37,755,675	35,067,996

VITAL FARMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share amounts)

	June 28, 2020	December 29, 2019
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$17,094	$1,274
Accounts receivable, net	16,016	16,108
Inventories	9,922	12,947
Income taxes receivable	—	1,615
Prepaid expenses and other current assets	3,199	2,706
Total current assets	46,231	34,650
Property, plant and equipment, net	26,823	22,458
Notes receivable from related party	844	831
Goodwill	3,858	3,858
Deposits and other assets	181	151
Total assets	$77,937	$61,948
Liabilities, Redeemable Noncontrolling Interest, Redeemable Convertible Preferred Stock and Stockholders’ Equity
Current liabilities:
Accounts payable	$15,107	$13,510
Accrued liabilities	7,820	8,608
Current portion of long-term debt	1,460	2,160
Lease obligation, current	460	449
Contingent consideration, current	159	270
Income taxes payable	355	—
Total current liabilities	25,361	24,997
Long-term debt, net of current portion	8,315	2,896
Lease obligation, net of current portion	565	797
Contingent consideration, non-current	54	382
Deferred tax liabilities, net	2,306	755
Other liability, non-current	421	272
Total liabilities	37,022	30,099
Commitments and contingencies (Note 15)
Redeemable noncontrolling interest	175	175
Redeemable convertible preferred stock (Series B, Series C and Series D), $0.0001 par value per share; 8,192,876 shares authorized, issued, and outstanding as of June 28, 2020 (unaudited) and December 29, 2019; aggregate liquidation preference of $40,436 as of June 28, 2020 (unaudited) and December 29, 2019	23,036	23,036
Stockholders’ equity:
Common stock, $0.0001 par value per share, 40,348,565 shares authorized as of June 28, 2020 (unaudited) and December 29, 2019; 31,683,486 and 31,429,898 shares issued as of June 28, 2020 (unaudited) and December 29, 2019, respectively; 26,188,568 and 25,934,980 shares outstanding as of June 28, 2020 (unaudited) and December 29, 2019, respectively	3	3
Treasury stock, at cost, 5,494,918 common shares as of June 28, 2020 (unaudited) and December 29, 2019	(16,276)	(16,276)
Additional paid-in capital	20,789	19,593
Retained earnings	13,148	5,239
Total stockholders’ equity attributable to Vital Farms, Inc. stockholders	17,664	8,559
Noncontrolling interests	40	79
Total stockholders’ equity	$17,704	$8,638
Total liabilities, redeemable noncontrolling interest, redeemable convertible preferred stock and stockholders’ equity	$77,937	$61,948

VITAL FARMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	26-Weeks Ended
	June 28, 2020	June 30, 2019
Cash flows provided by operating activities:
Net income	$7,870	$6,813
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	954	726
Non-cash interest expense	11	4
Bad debt recovery	(150)	—
Inventory provisions	165	(67)
Change in fair value of contingent consideration	(350)	38
Stock-based compensation expense	744	286
Loss on write-off of construction in progress	209	—
Deferred taxes	1,551	—
Non-cash interest income	(13)	(66)
Changes in operating assets and liabilities:
Accounts receivable	241	(225)
Inventories	2,860	(5,737)
Income taxes payable	1,970	1,100
Prepaid expenses and other current assets	848	222
Deposits and other assets	(28)	85
Accounts payable	2,290	316
Accrued liabilities and other liabilities	(1,444)	(1,449)
Net cash provided by operating activities	$17,728	$2,046
Cash flows used in investing activities:
Purchases of property, plant and equipment	(5,388)	(1,479)
Notes receivable provided to related parties	—	(4,000)
Net cash used in investing activities	$(5,388)	$(5,479)
Cash flows provided by (used in) financing activities:
Proceeds from borrowings under term loan	5,000	—
Proceeds from borrowings under equipment loan	1,461	—
Proceeds from Paycheck Protection Program loan	2,593	—
Proceeds from issuance of common stock	—	15,000
Repayment of revolving line of credit	(1,325)	—
Repayment of equipment loan	(98)	—
Repayment of term loan	(335)	(335)
Repayment of Paycheck Protection Program loan	(2,593)	—
Repurchase of common stock	—	(14,289)
Payment of contingent consideration	(89)	(233)
Payment of issuance costs of common stock	—	(903)
Principal payments under lease obligation	(222)	(211)
Proceeds from exercise of stock options	170	218
Proceeds from exercise of warrant	282	—
Payment of deferred offering costs	(1,364)	—
Net cash provided by (used in) financing activities	$3,480	$(753)
Net increase in cash and cash equivalents	$15,820	$(4,186)
Cash and cash equivalents at beginning of the period	1,274	11,815
Cash and cash equivalents at end of the period	$17,094	$7,629
Supplemental disclosure of cash flow information:
Cash paid for interest	$261	$181
Cash paid for income taxes	$10	$1,291
Supplemental disclosure of non-cash investing and financing activities:
Purchases of property, plant and equipment included in accounts payable and accrued liabilities	$254	$68
Deferred offering costs in accounts payable and accrued liabilities	$974	—

Non-GAAP Financial Measures

We report our financial results in accordance with GAAP. However, management believes that Adjusted EBITDA, a non-GAAP financial measure, provides investors with additional useful information in evaluating our performance.

We calculate Adjusted EBITDA as net income, adjusted to exclude: (1) depreciation and amortization; (2) provision for income taxes; (3) stock-based compensation expense; (4) interest expense; (5) interest expense; (6) change in fair value of contingent consideration; (7) interest income; and (8) net litigation settlement gain.

Adjusted EBITDA is a financial measure that is not required by, or presented in accordance with GAAP. We believe that Adjusted EBITDA, when taken together with our financial results presented in accordance with GAAP, provides meaningful supplemental information regarding our operating performance and facilitates internal comparisons of our historical operating performance on a more consistent basis by excluding certain items that may not be indicative of our business, results of operations or outlook. In particular, we believe that the use of Adjusted EBITDA is helpful to our investors as it is a measure used by management in assessing the health of our business, determining incentive compensation and evaluating our operating performance, as well as for internal planning and forecasting purposes.

Adjusted EBITDA is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Some of the limitations of Adjusted EBITDA include that (1) it does not properly reflect capital commitments to be paid in the future, (2) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA does not reflect these capital expenditures, (3) it does not consider the impact of stock-based compensation expense, (4) it does not reflect other non-operating expenses, including interest expense, (5) it does not consider the impact of any contingent consideration liability valuation adjustments and (6) it does not reflect tax payments that may represent a reduction in cash available to us. In addition, our use of Adjusted EBITDA may not be comparable to similarly titled measures of other companies because they may not calculate Adjusted EBITDA in the same manner, limiting its usefulness as a comparative measure. Because of these limitations, when evaluating our performance, you should consider Adjusted EBITDA alongside other financial measures, including our net income and other results stated in accordance with GAAP.

The following table presents a reconciliation of Adjusted EBITDA to net income, the most directly comparable financial measure stated in accordance with GAAP, for the quarters presented:

	Fiscal Quarter Ended
	June 28, 2020	June 30, 2019
	(in thousands)
Net income	$5,936	$2,788
Depreciation and amortization	498	370
Provision for income taxes	2,848	1,095
Stock-based compensation expense	296	143
Interest expense	97	79
Change in fair value of contingent consideration(1)	(327)	16
Interest income	(9)	(51)
Net litigation settlement gain	(20)	—
Adjusted EBITDA	$9,319	$4,440

(1) Amount reflects the change in fair value of a contingent consideration liability in connection with our 2014 acquisition of certain assets of Heartland Eggs